AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT

This amendment (“Amendment”) to the Investment Advisory Agreement (the “Agreement”) dated as of April 17, 2023, by and between Aristotle Funds Series Trust and Aristotle Investment Services, LLC (together, the “Parties”) is effective as of April 1, 2024.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect a reduction of the advisory fee for Aristotle Short Duration Income Fund, Aristotle Core Income Fund, Aristotle ESG Core Bond Fund, Aristotle Strategic Income Fund, Aristotle High Yield Bond Fund, Aristotle Floating Rate Income Fund, Aristotle International Equity Fund, Aristotle/Saul Global Equity Fund, Aristotle Small Cap Equity Fund and Aristotle Small/Mid Cap Equity Fund; and,

WHEREAS, Section 7(a) of the Agreement contemplates amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.

3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ARISTOTLE FUNDS SERIES TRUST	ARISTOTLE INVESTMENT SERVICES, LLC
By: /s/ Richard Schweitzer	By: /s/ Kim St. Hilaire
Name: Richard Schweitzer	Name: Kim St. Hilaire
Title: President	Title: Chief Operating Officer
Date: 3/27/2024	Date: 3/27/2024

Exhibit A

(to the Investment Advisory Agreement between Aristotle Funds Series Trust and Aristotle Investment Services, LLC)

Fund	Annual Investment Advisory Fee (as a percentage of average daily net assets)
Aristotle Portfolio Optimization Conservative Fund	0.20%
Aristotle Portfolio Optimization Moderate Conservative Fund	0.20%
Aristotle Portfolio Optimization Moderate Fund	0.20%
Aristotle Portfolio Optimization Growth Fund	0.20%
Aristotle Portfolio Optimization Aggressive Growth Fund	0.20%
Aristotle Core Income Fund	0.40%
Aristotle Floating Rate Income Fund	0.55%
Aristotle Short Duration Income Fund	0.25%
Aristotle Strategic Income Fund	0.50%
Aristotle Small/Mid Cap Equity Fund	0.65%
Aristotle Ultra Short Income Fund	0.25%
Aristotle ESG Core Bond Fund	0.35%
Aristotle High Yield Bond Fund	0.50%
Aristotle Small Cap Equity Fund	0.65%
Aristotle Growth Equity Fund	0.55%
Aristotle Value Equity Fund	0.55%
Aristotle International Equity Fund	0.60%
Aristotle/Saul Global Equity Fund	0.60%
Aristotle Core Equity Fund	0.50%

Effective: April 1, 2024

Signature: /s/ Richard Schweitzer

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